Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, May 9, 2008 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced financial results for first quarter 2008, along with the Board of Directors’ declaration of a quarterly dividend of 3.75% annualized. Net income for the quarter was $57.5 million.

Balance Sheet Highlights
Total loans to members, also called advances, increased $4.7 billion, or 6.8%, to $73.5 billion at March 31, 2008, compared to $68.8 billion at December 31, 2007. Short-term portfolio balances, including overnight loans, were the primary driver of increased advance balances. Investments decreased $571.5 million, or 4.0%, primarily due to a decline in held-to-maturity MBS investments.

“This quarter’s results reflect our members’ ongoing need for liquidity in these troubled markets and our continuing ability to serve them,” said John R. Price, president and CEO. “Like our customers, we face declining interest rates and narrowing spreads, yet we maintain sufficient capacity to provide attractive funding in all market cycles.”

At March 31, 2008, total assets were $104.6 billion, an increase of $3.7 billion, or 3.7%, from $100.9 billion at December 31, 2007. Total capital at March 31, 2008, was $4.5 billion, an increase of $218.7 million, or 5.1%, from $4.3 billion at December 31, 2007. Retained earnings were $305.8 million at March 31, 2008, an increase of $9.5 million, or 3.2%, from $296.3 million at December 31, 2007.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports First Quarter 2008 Results – page two

Operating Results
Net income for the quarter ended March 31, 2008 was $57.5 million, an increase of $3.7 million, or 6.9%, compared to $53.8 million for the quarter ended March 31, 2007. The earnings increase was primarily driven by an increase in net interest income, which, for first quarter 2008, reflected a $6.0 million increase over first quarter 2007. Volume increases more than offset the declines in interest rates. Return on average capital decreased to 5.24% in the first quarter 2008, down from a return on average capital of 6.47% in the same year-ago period. First quarter 2008 net income resulted in earnings per share of $1.40, compared to $1.73 in the same period in 2007. These operating results enabled FHLBank Pittsburgh to set aside $6.4 million for affordable housing programs next year, compared to $6.0 million set aside in the same period in 2007.

Dividend Announcement
Based on first quarter 2008 results, the Board of Directors declared a quarterly dividend of 3.75% annualized. The dividend will be calculated on stockholders’ average stock balances during the period January 1, 2008 to March 31, 2008 and credited to stockholders’ accounts on Thursday, May 15, 2008.

Detailed financial information is available in FHLBank Pittsburgh’s first quarter 2008 Form 10-Q filing and 2007 Form 10-K, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At March 31, 2008, it had 333 members in its district of Delaware, Pennsylvania and West Virginia and approximately $105 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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